Exhibit 99.1

DDMG Reports 2nd Quarter Revenues of $33 Million,

a 48-Percent Increase over 2011 2nd Quarter

PORT ST. LUCIE, Fla., August 15, 2012 — Digital Domain Media Group (NYSE: DDMG) today reported revenue of $33.0 million for the second quarter ended June 30, 2012, an increase of 48 percent over revenues of $22.3 million reported for the second quarter of 2011.

For the second quarter of 2012, the company reported a net loss excluding non-cash charges of $13.8 million, versus a net loss excluding non-cash charges for the second quarter of 2011 of $7.0 million. For the same period, the company reported a GAAP net loss attributable to common shareholders of $35.9 million, or $0.86 per basic share, versus a GAAP net loss attributable to common shareholders for the second quarter of 2011 of $71.9 million, or $4.52 per basic share. The GAAP net loss for the second quarter of 2012 includes $22.1 million of non-cash accounting adjustments, reserves and stock-based compensation.

Non-GAAP Adjusted Earnings before Interest, Taxes and Depreciation and Amortization (“Non-GAAP Adjusted EBITDA”) for the three months ended June 30, 2012, is reported as a loss of $9.3 million, compared to a loss of $9.2 million for the first quarter of 2012. As expected, the Non-GAAP Adjusted EBITDA loss includes $4.4 million of unutilized labor principally associated with launch costs and training expenses of our new production facilities in Florida, London and Mumbai. As recently announced, extraordinary levels of unutilized labor have been effectively eliminated as our employees, system-wide, are fully trained and substantially committed to revenue-producing projects. In the financial tables presented below is a reconciliation of net loss before non-controlling interests, the most comparable GAAP financial measure, to Non-GAAP Adjusted EBITDA.

As of July 17, 2012, the company’s revenue backlog was $90.3 million, an increase of 48 percent from $61.2 million at the comparable time of the prior year. This growth reflects an increase in projected future revenue reflected by feature film contracts that we are either currently working on or have been awarded by customers.  We do not disclose backlog for television commercials work, as that business operates with less forward visibility than our feature film business. However, our revenues in the commercials division, which now includes our virtual performer business, grew by over 175 percent from the first quarter of 2012 to the second quarter of 2012.

“On the revenue side, we are extremely pleased with continuing growth in our visual effects business, a growing backlog of traditional feature film business and a quickly expanding list of clients for our new virtual performance business,” said John Textor, chairman and CEO of Digital Domain Media Group. “In the second quarter, we also saw the early impact of our initiative to monetize our comprehensive 3D conversion patent portfolio, which is fundamental to the vast majority of 3D films in the marketplace. We were pleased to report two significant licenses in the second quarter as we recognized licensing revenue of $3.4 million.

“On the expense side, we achieved a major milestone as we closed the second quarter by announcing the elimination of extraordinary unutilized labor in connection with our new studio launches,” continued Textor.  “This means that we have delivered on our promises to both communities and shareholders by converting start-up economic development grants into highly productive human resources that are now actively engaged in the production of revenue-producing, high-end animation and visual effects projects.”

Business achievements during an active second quarter include:

•                  Virtual Tupac / Virtual Performer Business Launch:  The company launched its Virtual Performer business on April 14, when a virtual Tupac Shakur joined rap music legends Dr. Dre and Snoop Dogg onstage at the Coachella Music Festival and together they performed two songs.  As a result of the overwhelming response to this technological achievement, we have received a large number of requests for similar projects. We are carefully reviewing those to determine which best fit our business model of partnering with holders of intellectual property, such as music rights, and owners of venues. This model is consistent with our objective of moving our business away from a work-for-hire model and into a co-production model in which we have an equity participation in performance and product revenues that result from our work.

•                  Elvis Presley as Virtual Performer:  Elvis Presley was announced as the first project for the company’s new Virtual Performer business. DDMG announced an exclusive agreement with The Apollo Group’s Core Media to jointly develop, produce and own a series of “virtual” Elvis Presley likenesses for a range of entertainment projects — from shows and appearances to film, TV and multi-platform productions throughout the world.

•                  $100 Million Grant from Abu Dhabi:  Digital Domain Media Group was awarded an approximately $100 million grant package from twofour54, the Abu Dhabi government-backed media initiative. The company will establish an animation, visual effects and motion capture studio and Digital Domain Institute media school in Abu Dhabi.  With a combination of professionals and students from the Emirates, India and the West, this studio has the potential to be one of the lowest-cost high-end animation studios in the world and is expected to be the first to offer high-quality digital film production and content to a worldwide Arab audience estimated at more than 1.7 billion people.

•                  3D Patent Portfolio Licensing:  The company announced a program to more aggressively monetize the company’s six patents that provide fundamental coverage of any modern 2D-to-3D computerized process for converting 2D filmed imagery into 3D stereoscopic imagery. This conversion process is used in virtually every 3D feature film delivered in the theatrical marketplace, with the exception of the small number of films that are filmed entirely with 3D cameras. The company recently negotiated licensing agreements with Prime Focus World, which settled the patent infringement claim brought by DDMG, Beijing Galloping Horse Films in China, and Reliance MediaWorks in India. These licenses follow the company’s initial licensing arrangement with Samsung Electronics consummated in late 2011.

•                  Reduction of Unutilized Labor:  DDMG has substantially eliminated extraordinary unutilized labor from its operations going forward, as a result of the 48-percent growth in its backlog, its recent agreement with Reliance MediaWorks, which shifted the responsibility for unutilized labor in the Mumbai and London-based studios away from the company, and its agreement with Prime Focus regarding 3D stereoscopic conversion work that will be performed in its Florida studio.  As a point of reference, unutilized labor expense was $9.1 million, or approximately 14 percent of revenues, in the first six months of 2012.

Normalized levels of unutilized labor are now expected to be less than two percent of revenues going forward.

•                  China Visual Effects Partnership and Film Distribution Agreement:  Digital Domain Media Group expanded its relationship with Beijing Galloping Horse Film Co., Ltd., a major participant in the high-growth China film market and our 50/50 partner in The Digital Domain Galloping Horse Studio. The company executed a license for the new joint venture to use Digital Domain Media Group’s patented technology for converting 2D images into 3D. This will enable the joint venture to participate in the rapidly growing market for 3D films. In addition, Beijing Galloping Horse Film Co. signed the company’s first third-party co-production, investment and distribution agreement for The Legend of Tembo, DDMG’s first animation feature film production. Beijing Galloping Horse will provide DDMG with direct production investment as well as a distribution partner in the greater territories of the People’s Republic of China. Previously, the companies announced that Beijing Galloping Horse Film Co. will provide the land for the joint venture’s Studio and will be responsible for the construction and basic build-out costs for the new facility, expected to require approximately $50 million in total investment from Galloping Horse.

•                  Ender’s Game:  The company’s co-production with Oddlot Entertainment and Summit/Lionsgate completed principal photography during the second quarter and identified a release date of November 2013.  Digital Domain’s investment in the film is substantially complete and the production has now transitioned into a significant revenue-generating project as a visual effects engagement.

•                  Pursuit of Strategic Alternatives:  DDMG believes the value of its existing and developing businesses exceed, by a substantial amount, the total of the company’s current market capitalization. The company also believes it is advisable to align capital and strategic partnerships with specific business segments to validate a ‘sum of the parts’ valuation that is both attractive to shareholders and efficient in supporting the growth of the respective businesses. DDMG announced that it is evaluating a broad range of strategic and financial alternatives to support the company’s growth initiatives and its efforts to maximize shareholder value. These alternatives include, but are not limited to, a strategic minority investment in the company or in a specific business segment, joint ventures and/or business combinations with strategic partners and industry participants, the sale or spin-off of certain of the company’s assets or operating subsidiaries into publicly-traded or privately-held corporations, the outright sale of certain of the company’s assets or operating subsidiaries, or the outright sale of the company.  The company has hired Wells Fargo Securities to be its exclusive advisor in support of this process.

Cash Flow from Operations

We used net cash from operating activities aggregating $34.3 million in the first six months of 2012. Included in this amount are several one-time items or items that are not expected to continue through the second half of 2012. Included in the first half were $15.0 million related to our investment in Ender’s Game, which completed our capital investment in that film, an additional $7.4 million related to our investments in two animated feature films, and $9.1 million related to unutilized labor which has been substantially reduced going forward. Accordingly, as it relates to only operations, we used net cash from operating activities of $2.8 million in the first six months of 2012 after adjusting for these items.

Update on Grant Funding of Expansion Operations

“It is important to recognize that the costs we incur in training new employees at our new animation feature film studio, Tradition Studios, are funded by grants we secured to fund our Florida expansion,” added Textor. “While we have received substantial grant proceeds, grant revenue is recognized over time while we recognize launch costs and operating costs currently. Thus, even with extremely favorable grant packages in hand, there is a negative impact on our results of operations in the short term. However, we will continue to recognize grant inflows long after these employees have become productive employees, resulting in long-term profitability improvements associated with the recognition of grant revenue.”

At June 30, 2012, we had in excess of $32 million in grants recorded on our balance sheet as deferred grant revenue which will be recognized into income, as pure profit flow-through, over the coming years. In addition to grants of land aggregating $20.3 million, we have received cash grants of $29.9 million from inception to date. These proceeds have been used to fund our Florida operations in both animation feature films and in education.

To gain perspective on the high reported operating costs of our business, it may also be helpful to compare the cumulative new-business launch expenses in Florida to the grant awards, and actual grant receipts, that helped to fund such expenses. The following table demonstrates that job creation grants received to date are still in excess of total cumulative payroll costs in Florida since inception. Such grants are also in excess of total launch costs in Florida, with approximately $30 million in Florida grant value yet to be received, as shown below (in millions):

Total Florida Grants Awarded (excl bonds)	$79.7

Total Grants Received to Date	$49.8
Cumulative Florida Payroll (excl Sr Mgmt)	$32.1

Excess Funded to other DDMG Expansion Costs	$17.7

Notwithstanding the benefits of our grant-funded expansion approach, we remain focused on a path to profitability that is clearly defined by the reduction of unutilized labor to normalized levels in our core business and the conversion of unutilized training labor in our international and Florida initiatives into productive visual effects and animation resources. This unutilized labor transformation is now complete. We are now seeing high-quality animation and visual effects productivity, and the beginnings of revenue-generating projects supported by this newly trained labor. The continuation of this trend is key to achieving operating cash flow levels in 2012. Additional drivers of profitability are expected to come from our developing virtual performance business and the continued, successful implementation of our content ownership strategies in live-action co-productions and original-content, family-focused feature animation. Anticipated new grant incentives associated with our $100 million Abu Dhabi project and reduced cost environments related to the international expansion of our core visual effects business and our education business are also expected to have a profound and positive impact on our profitability in the immediate years.

Second Quarter Results

For the three months ended June 30, 2012, total revenues were $33.0 million, compared to revenues of $22.3 million for the same period of 2011.

Feature film revenues increased $6.1 million in the second quarter of 2012 compared to the same period in 2011 as the company worked on eight features in the 2012 quarter compared to five in the 2011 period. Commercials revenue increased $1.1 million in the second quarter of this year as we worked on 11 significant projects in the 2012 quarter, including one project that accounted for almost half of the total, compared to nine projects in the 2011 quarter. Furthermore, the revenues from our Commercials business grew over 175 percent in the second quarter of 2012 from the first quarter of 2012, representing a very substantial recovery from a slower-than-normal first quarter.

Our technology licensing program also accelerated significantly, with the company recognizing $3.4 million of licensing fees related to our proprietary technology for 2D to 3D in the 2012 quarter, of which $3.2 million was a one-time agreement from one company. We recognized no licensing fees in the second quarter of 2011, and we recognized only $0.2 million in the first quarter of 2012.

Total cost of revenue increased to $34.1 million in the second quarter from $18.7 million in the second quarter of 2011. Our direct cost of revenues was $22.2 million or 67.2 percent of revenues for the three months ended June 30, 2012, compared to $15.1 million or 67.8 percent of revenues for the second quarter of 2011. However, after eliminating the impact of the one-time licensing fee of $3.2 million recognized during the three months ended June 30, 2012, our direct costs of revenues increased to 74.5 percent of revenues for that period. Of this increase of 6.7 percent, 3.5 percent is due to the inclusion of the co-production revenues from Ender’s Game of $3.6 million at 100-percent direct costs of revenues. We are investing the gross margin on our work as part of our equity in the film. Competitive pressures, product mix changes and other factors contributed to the remaining increase in the direct cost as a percentage of revenues.

Our unutilized labor increased $2.2 million to $4.4 million during the three months ended June 30, 2012, as compared to the same period of the prior year, but it declined from $4.7 million in the first quarter of 2012. These costs relate both to digital artists that we retain in anticipation of future projects, including those projects in which we are an equity investor, and artists we are training at our studio in Florida. The cost increased versus the same period of the prior year as we added artists in our new Tradition Studios, but decreased from the first quarter as more of those artists achieved a level where they are engaged on revenue-producing projects.

Looking forward, we expect that co-production projects, like Ender’s Game, The Legend of Tembo and our virtual performer projects, will account for an increasing percentage of our revenue. Because of the ramp-up of work on our animated feature film, our work on the virtual Elvis Presley performer project, and our ramp-up of work in our Florida studio, we anticipate that unutilized labor charges will decline significantly in the second six months of 2012. In addition, unutilized labor during the second quarter includes charges under a contract with Reliance MediaWorks for certain minimum levels of work that we have not utilized in the past. This contract has been renegotiated and unutilized labor costs under that contract have been eliminated going forward.

The operating loss for the second quarter of 2012 was $22.9 million, compared to an operating loss of $20.8 million for the same period of the prior year. The increases in the cost of revenues coupled with the one-time recognition of a litigation settlement of $4.6 million in the 2012 quarter were partially offset by a decrease in share-based compensation expense of $5.6 million in that quarter compared with the same quarter of the prior year.

The company reported a net loss attributable to common shareholders for the three-month period ending June 30, 2012, of $35.9 million, compared to a net loss attributable to common shareholders of $71.9 million for the same period of 2011. This improvement of $36.0 million is attributable to a $42.7 million reduction in the mark-to-market adjustment of certain convertible debt and warrants in the 2012 quarter, partially offset by the increase in the operating loss and increase in the losses on debt extinguishments of $4.8 million in the 2012 quarter. In the second quarter of 2011, the mark-to-market adjustment resulted in a non-cash accounting charge of $46.3 million, while the charge was only $3.6 million in the second quarter of 2012.

Conference Call

Management of Digital Domain Media Group will host a conference call to discuss second quarter financial results and recent developments beginning at 11:00 am EDT on Wednesday, August 15, 2012. The conference call will be broadcast live over the Internet, hosted at the Investor Relations section of the Company’s website at http://www.ddmg.co. The call can also be accessed via telephone by calling 866-362-4666 (U.S.) or 617-597-5313 (International) and using the passcode 36507014.

An archived replay of the call will be available via webcast at www.ddmg.co or for seven days by dialing 888-286-8010, or 617-801-6888 for international callers. The passcode for the telephone replay is 37157076.

About Digital Domain Media Group

Digital Domain Media Group (DDMG: NYSE) leverages its expertise in digital visual effects (VFX) and computer-generated (CG) animation across a group of interrelated businesses. At its foundation is Digital Domain Productions (DDPI), an award-winning digital production company founded in 1993. This leading provider of visuals has contributed to more than 90 major motion pictures, including Titanic, the Transformers series, Pirates of the Caribbean: At World’s End and TRON: Legacy, hundreds of commercials, and recently created the virtual likeness of rapper Tupac Shakur for Dr. Dre’s show at the Coachella Valley Music Festival. Mothership, a DDPI subsidiary, focuses on creating advertising, entertainment and branded content from concept to completion, across multiple media platforms. DDMG, its work and its employees have been recognized with numerous awards, including seven from the Academy of Motion Picture Arts and Sciences. The company is building on its success in VFX to participate as a co-producer in major productions and is currently co-producing the upcoming live-action sci-fi feature film Ender’s Game, as well as virtual likenesses for Elvis Presley that will be jointly owned by CORE Media Group and DDMG. DDMG also converts two-dimensional (2D) imagery to three-dimensional (3D) imagery and holds key patents in this area. The company is also applying its CG expertise to produce original, family-friendly animated feature films at its subsidiary Tradition Studios. The first movie, The Legend of Tembo, is in pre-production and two more features are in development. The company’s education subsidiary, the Digital Domain Institute, sets a new standard in digital media education through a pioneering public-private partnership with The Florida State University College of Motion Picture Arts. DDMG is expanding its worldwide footprint of the highest quality visual effects and animation at the lowest possible cost through global partnerships in India and China. The company has studios in Los Angeles, San Francisco, Florida and Vancouver and is currently establishing studios in Beijing and Abu Dhabi. http://www.ddmg.co

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include comments about the company’s plans, prospects, strategies and future performance. They are made on the basis of our management’s current expectations and beliefs, as well as a number of assumptions regarding future events and business performance as of the time the statements are made. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the company’s control. These could cause actual results to differ materially from the results expressed or implied in the forward-looking statements.

Such differences may result from actions taken by the company, as well as from developments beyond the company’s control, including, but not limited to:

•                                    price volatility of the company’s common stock;

•                                    changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•                                    our dependence on a limited number of large projects each year, and the timing of revenue flows from those projects;

•                                    developments in the status of strategic initiatives taken by the company;

•                                    audience acceptance of feature films we may co-produce; and

•                                    rapid technological developments, including new forms of entertainment.

Further information on these and other factors and risks that could affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including under the heading “Risk Factors” in our Form 10-K filed on March 30, 2012. These documents are available on the SEC Filings subsection of the Investors section of the Company’s website at http://www.ddmg.co/. Information on our website is not part of this press release.

All information provided in this press release is as of August 15, 2012, and the Company undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

About the Presentation of Non-GAAP Adjusted EBITDA

Non-GAAP Adjusted EBITDA represents net income (loss) adjusted for (1) interest expense, net of interest income, (2) income tax provision (benefit), (3) depreciation and amortization, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) amortization of debt and equity issuance costs, (7) other (income) expense and (8) our grant receipts from government agencies that were received in a given period so that these receipts are reflected on a cash basis. Items (1) through (7) are excluded from net income (loss) internally when evaluating our operating performance. Item (8) is included as we believe this adjustment for grant receipts is indicative of our core operating performance both because it reflects our ability to secure and receive grant receipts in a given period and such receipts are matched with the expenses associated with initiating the business operations that those grant receipts were designed, in part, to offset. Management believes Non-GAAP Adjusted EBITDA allows investors to make a more meaningful comparison between our operating results over different periods of time, as well as with those of other companies in our industry, because it both includes grant receipts from government agencies and excludes items such as interest expense and other adjustments related to financing activities that we believe are not representative of our operating performance.

We believe that Non-GAAP Adjusted EBITDA, which is a non-GAAP financial measure, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our operating performance and period-over-period growth, and provides additional information that is useful for evaluating our operating performance. Additionally, we believe that Non-GAAP Adjusted EBITDA provides a more meaningful comparison of our operating results against those of other companies in our industry, as well as on a period-to-period basis, because this measure both includes grant receipts from government agencies and matches such receipts with the expenses that those grant receipts were designed, in part, to offset and excludes items that are not representative of our operating performance, such as the fair value adjustments associated with our historical financings as a private company. We believe that including these costs and excluding cash grant receipts in our results of operations results in a lack of comparability between our operating results and those of our peers in the industry, the majority of which do not have comparable start-up costs or amortization costs related to intangible assets. However, Non-GAAP Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and, accordingly, should not be considered as an alternative to GAAP net income (loss) as an indicator of operating performance.

Contact:

Investors:	Shannon Burns, Vice President, Investor Relations
sburns@media.d2.com
772-345-8105
Media:	Julie Miller
Director, Communications & Marketing, Digital Domain
jmiller@d2.com
310-664-3412

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$6,584	$29,413
Other current assets	23,720	13,259
Total current assets	30,304	42,672
Property and equipment, net	78,483	80,141
Goodwill and intangible assets, net	58,976	60,702
Film inventory	29,358	6,925
Other assets	7,904	7,401
Total assets	$205,025	$197,841

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit):
Current liabilities:
Short-term debt, net	$8,091	$17,612
Government bond obligations, short-term	4,774	3,399
Accounts payable and accrued liabilities	33,773	21,474
Other current liabilities	26,515	19,941
Total current liabilities	73,153	62,426
Warrant and other debt-related liabilities, long-term	57,018	20,930
Long-term debt, net	6,302	455
Deferred revenue land grant, long-term	19,513	19,775
Government bond obligations, long-term	35,002	36,155
Other long-term liabilities	23,868	22,212
Total liabilities	214,856	161,953
Convertible preferred stock	—	—
Stockholders’ equity (deficit):
Total stockholders’ equity (deficit) before non-controlling interests	(11,416)	29,450
Non-controlling interests	1,585	6,438
Net stockholders’ equity (deficit)	(9,831)	35,888
Total liabilities, preferred stock and stockholders’ equity (deficit)	$205,025	$197,841

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In Thousands, except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues:
Revenues	$28,707	$21,496	$58,865	$59,400
Grant revenues from governmental agencies	879	808	1,757	1,461
Licensing revenues	3,290	—	3,380	—
Tuition revenues	89	—	104	—
Total revenues	32,965	22,304	64,106	60,861
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	34,136	18,660	67,058	49,582
Depreciation expense	4,128	2,806	7,759	5,676
Selling, general and administrative expenses	16,767	20,768	27,746	31,617
Amortization of intangible assets	862	862	1,725	1,725
Total costs and expenses	55,893	43,096	104,288	88,600
Operating loss	(22,928)	(20,792)	(40,182)	(27,739)
Other income (expenses):
Interest and finance (expense) credit:
Issuance of and changes in fair value of warrant and other debt-related liabilities	(3,584)	(46,295)	700	(75,260)
Amortization of discount and issuance costs on notes payable	(1,987)	(3,545)	(3,586)	(6,558)
Losses on debt extinguishments	(7,016)	(2,226)	(7,016)	(2,226)
Interest expense on notes payable	(925)	(708)	(1,595)	(1,210)
Interest expense on capital and governmental lease obligations	(658)	6	(1,328)	(312)
Other income (expense), net	375	437	728	1,504
Loss before income taxes	(36,723)	(73,123)	(52,279)	(111,801)
Income tax expense	—	—	9	250
Net loss before non-controlling interests	(36,723)	(73,123)	(52,288)	(112,051)
Net loss attributable to non-controlling interests	825	1,264	1,558	1,067
Net loss attributable to common stockholders	$(35,898)	$(71,859)	$(50,730)	$(110,984)

Statements of Comprehensive Loss:
Net loss attributable to common stockholders	$(35,898)	$(71,859)	$(50,730)	$(110,984)
Unrealized gain from foreign currency translation	(22)	7	15	70
Comprehensive loss	$(35,920)	$(71,852)	$(50,715)	$(110,914)

Weighted average number of common shares outstanding:
Basic	41,907,598	15,885,271	40,942,009	15,052,696
Diluted	45,129,012	15,885,271	44,163,423	15,052,696

Basic loss per share:
Loss before non-controlling interests	$(0.88)	$(4.60)	$(1.28)	$(7.44)
Net loss attributable to non-controlling interests	0.02	0.08	0.04	0.07
Basic loss per share attributable to Common Stockholders	$(0.86)	$(4.52)	$(1.24)	$(7.37)

Diluted loss per share:
Loss before non-controlling interests	$(0.97)	$(4.60)	$(1.34)	$(7.44)
Net loss attributable to non-controlling interests	0.02	0.08	0.04	0.07
Diluted loss per share attributable to Common Stockholders	$(0.95)	$(4.52)	$(1.30)	$(7.37)

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended
	June 30,
	2012	2011
	(Unaudited)

Net cash used in operating activities	$(34,342)	$(16,337)
Net cash used in investing activities	(5,879)	(9,154)
Net cash provided by financing activities	17,211	14,781
Effect of exchange rates on cash and cash equivalents	181	33
Net decrease in cash and cash equivalents	(22,829)	(10,677)
Cash and cash equivalents at beginning of period	29,413	11,986
Cash and cash equivalents at end of period	$6,584	$1,309

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ADJUSTED EBITDA

(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net loss before non-controlling interests	$(36,723)	$(73,123)	$(52,288)	$(112,051)
Add back (reverse) charges (income) pertaining to:
Losses on debt extinguishments	7,016	2,226	7,016	2,226
Share-based compensation expense	4,550	10,195	6,428	14,604
Income tax expense	—	—	9	250
Interest expense, net	3,570	4,247	6,509	8,080
Depreciation expense	4,128	2,806	7,759	5,676
Amortization of intangible assets	862	862	1,725	1,725
Changes related to fair value of warrant and other debt-related liabilities	3,584	46,295	(700)	75,260
Other EBITDA adjustments:
Grant cash receipts in excess of (less than) grant revenue recognized	(879)	3,942	493	3,289
Settlement of litigation	4,600	—	4,600	—
Write-off of deferred offering costs	—	—	—	434
Adjusted EBITDA	$(9,292)	$(2,550)	$(18,449)	$(507)